Exhibit 10.1

June 6, 2017
BY HAND

Mr. Jeffrey Shanahan
c/o CardConnect Corp.
1000 Continental Drive, Suite 300 King of Prussia, Pennsylvania 19406

Dear Jeff:

We are delighted to extend to you our offer to join First Data Corporation, a Delaware corporation (“Parent”), effective as of the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 26, 2017 (the “Merger Agreement”), by and among Parent, CardConnect Corp., a Delaware corporation (the “Company”), and Minglewood Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, at the Effective Time (as defined in the Merger Agreement), Merger Sub shall merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). This amended and restated offer letter (this “Offer Letter”) supersedes the offer letter executed on May 26, 2017 and memorializes our discussions regarding your role at Parent following consummation of the Merger and shall become effective upon the Effective Time. If, however, the Merger Agreement is terminated by the parties thereto without the consummation of the transactions contemplated thereby, this Offer Letter shall be null and void ab initio and of no force or effect. This Offer Letter modifies your Amended and Restated Employment Agreement, dated as of July 29, 2016 (the “Employment Agreement”), by and among the Company, CardConnect, LLC (f/k/a Financial Transaction Services, LLC), a Delaware limited liability company, and you, as set forth herein, and in the event of any inconsistency between this Offer Letter and your Employment Agreement, the terms of this Offer Letter shall control.

1.Position and Reporting. You shall have the title of Executive Vice President and will report directly to the Chief Executive Officer of Parent. You will also be a member of Parent’s Management Committee. Following the Effective Time, you shall continue to manage and direct the ordinary business affairs of the Company’s business and shall have a level of duties, responsibilities, and authority (a) with respect to the Company’s business, generally commensurate with the level you possessed prior to the Effective Time, and (b) generally commensurate with the duties, responsibilities, and authority of an Executive Vice President of Parent and a member of Parent’s Management Committee.

2.	Compensation Arrangements.

(a)Generally. As your annual compensation, you shall receive the following: (i) an annual base salary of $500,000; and (ii) an annual target incentive opportunity of $1,500,000, which amount will be delivered as a mix of a cash bonus and equity awards. For members of Parent’s Management Committee, we anticipate that our cash/equity mix will be 25%/75% for the 2017 plan year. The amount of your full year annual incentive compensation for the 2017 plan year shall not be prorated for the partial calendar year following the Effective Time. The amounts set forth in Sections 2(a)(i) and (ii) may not be decreased (but may be increased) prior to the second anniversary of the Closing

Date.

(b)Investment in Parent Common Stock. Within 90 days following the Closing Date (as defined in the Merger Agreement) or, if later, within five days following the expiration of any applicable securities trading blackout period of Parent, you shall purchase in the public market or pursuant to a private placement (such manner of purchase as mutually determined by you and Parent), a number of shares of Class A common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) having an aggregate fair market value on the date(s) of purchase equal to 50% of the net after-tax cash proceeds you receive in connection with your outstanding Company equity and stock options that you hold as of the date hereof (such purchased shares, the “Purchased Shares”), determined based on a reasonable good faith estimate by you of your federal and state capital gains or ordinary income tax liabilities (as applicable) with respect to such proceeds. It is currently estimated that the amount of such net after-tax proceeds will be approximately $5,500,000. The calculation of such actual amount shall be subject to the reasonable review and consent of Parent, which consent shall not be unreasonably withheld.
You agree that you will not, and will not cause any trust or other entity controlled by you to, directly or indirectly, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate, or similarly dispose of, (i) 25% of the Purchased Shares until the first anniversary of the Closing Date, (ii) 25% of the Purchased Shares until the second anniversary of the Closing Date, (iii) 25% of the Purchased Shares until the third anniversary of the Closing Date, and (iv) 25% of the Purchased Shares until the fourth anniversary of the Closing Date (in each case, other than pursuant to a corporate transaction in which shares of Parent Common Stock are exchanged or sold). The restrictions set forth in the immediately preceding sentence shall lapse and cease to apply upon your termination of employment with Parent and its subsidiaries by Parent without Cause (as defined below), by you for Good Reason (as defined below, except that, for purposes of this Section 2(c), any resignation prior to the fourth anniversary of the Closing Date that satisfies clauses (i), (ii), or (iii) of such definition shall constitute Good Reason), or due to your death or disability.

(c)Inaugural Equity Award. On the Closing Date, Parent shall grant to you a restricted stock unit award in respect of Parent Common Stock, having a grant date fair market value equal to $14,500,000 (the “Inaugural Equity Award”). The Inaugural Equity Award shall vest in four equal installments on each of the first four anniversaries of the Closing Date, subject to your continued service through the applicable vesting date, and shall be settled as soon as practicable, but in no event later than fifteen (15) days following the vesting date; provided, however, that, upon a termination of your employment prior to the second anniversary of the Closing Date by the Company without Cause or by you for Good Reason, the next tranche of your Inaugural Equity Award that would have vested following such termination of employment shall immediately vest. The Inaugural Equity Award shall be subject to the terms of an award agreement that shall be consistent with the foregoing and shall otherwise have terms and conditions that are customary for service-based equity awards granted by Parent generally, including provisions relating to death and disability.

(d)Performance Equity Award. On the Closing Date, Parent shall grant to you a restricted stock unit award in respect of Parent Common Stock, having a grant date fair market value equal to $3,500,000, the vesting of which shall be based on the achievement of performance and other conditions specified below (the “Performance Equity Award”), it being understood that the Performance Equity Award shall be a special one-time grant and not in satisfaction of Parent’s obligations under Section 2(a)(ii). The Performance Equity Award shall become 100% vested upon (i) NewCo’s (as defined below) achievement of 12% organic revenue growth and 20% adjusted EBITDA growth for the fourth quarter of the 2018 fiscal year, as compared to the fourth quarter of the 2017 fiscal year, and (ii) NewCo’s achievement of 12% organic revenue growth and 20% adjusted EBITDA growth for the 2019 fiscal year, as compared to the 2018 fiscal year, subject to your continued employment through the end of the 2019 fiscal year. For purposes of this Performance Equity Award, “NewCo” shall be comprised of the Company, Parent’s Ignite business, and other related businesses as will be determined by Parent’s Chief Executive Officer in good faith consultation with you. The Board of Directors (or Compensation Committee) of Parent shall have the authority (and may delegate such authority to the Chief Executive Officer of Parent) to accelerate the vesting of the Performance Equity Award at an earlier date based upon its determination of satisfactory performance, and to increase the size of the Performance Equity Award (through a supplemental grant or otherwise) up to
$5,000,000. The Performance Equity Award shall be subject to the terms of an award agreement that shall be consistent with the foregoing and contain such other terms and conditions that are customary for equity awards granted by Parent generally.

(e)Severance. If, during the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, your employment is terminated by the Company without Cause or by you for Good Reason, you shall be entitled to the severance benefits in such amount and manner as set forth in your Employment Agreement; provided that the cash portion of severance thereunder shall be equal to (i) two times your annual base salary (determined without taking into account any reduction in breach of Section 2(a)) and (ii) the pro rata portion of your annual target incentive opportunity (determined without taking into account any reduction in breach of Section 2(a)), based on the number of days in the calendar year through your date of termination, divided by 365. After the second anniversary of the Closing Date, you will participate in the First Data Corporation Severance/Change in Control Policy (Management Committee Level), as then in effect.

(f)Parent Common Stock Holding Period. Any Parent Common Stock acquired by you pursuant to your Inaugural Equity Award, Performance Equity Award, and Parent’s annual equity incentive compensation award (but not, for the avoidance of doubt, any Purchased Shares) shall be subject to Parent’s Equity Retention Policy, a copy of which has been provided to you.

3.Other Key Employees. Between the date of this Offer Letter and the Closing Date, you and Parent’s Chief Executive Officer shall cooperate to formalize the compensation (including equity awards and purchased share obligation) and benefits for other key executives of the Company that shall be offered by Parent to other key employees of the Company between the date of this Offer Letter and the Closing Date. Such compensation and benefits shall be substantially consistent with the amounts set forth in the schedule exchanged between you and the Parent’s Chief Executive Officer on May 26, 2017 and such offers made by Parent shall have terms and conditions, and be in a form of offer letter, that are substantially consistent with the terms and conditions set forth in, and the form of, this Offer Letter. Nothing in this Section 3 shall be construed to impose upon you any obligation to ensure that any such key executive elects to accept such offer or to sign any offer letter.

4.Certain Definitions. For purposes of this Offer Letter, the following terms have the following meanings, which shall supersede the definitions set forth in your Employment Agreement:

“Cause” means one or more of the following: (a) the conviction of, or plea of no contest by, you with respect to a felony or other crime involving moral turpitude, (b) the commission of any other material act or omission by you involving misappropriation, embezzlement, theft, or fraud with respect to Parent or its subsidiaries or any of their business relationships, (c) your failure to substantially perform material duties as reasonably directed by Parent or its subsidiaries continuing beyond 30 days’

prior written notice of such failure, (d) your willful failure to comply in all material respects with Parent’s material and reasonable written policies, including corporate governance and human relations policies, and applicable laws with respect to Parent’s business operations, or (e) your breach of fiduciary duty, gross negligence, or willful misconduct that causes material harm to Parent or any of its subsidiaries. For purposes of clauses (d) and (e) above, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of Parent.

“Good Reason” means if you resign from employment with Parent or the Company prior to the second anniversary of the Closing Date as a result of one or more of the following reasons:
(i) any material breach by Parent or the Company of the Employment Agreement, as modified by this Offer Letter, or of this Offer Letter, (ii) a material reduction or diminution of your title, duties, authority, or responsibilities from that in effect immediately following the Closing Date, it being understood that the changes to your role as contemplated by this Offer Letter and as a result of the Company ceasing to be a publicly traded entity and becoming a subsidiary corporation as a result of the Merger, shall not on their own constitute a basis for a termination of employment for Good Reason, or (iii) a material change in your principal place of employment to a location more than 25 miles outside of King of Prussia, Pennsylvania. Notwithstanding the above, the occurrence of any of the events described in clauses (i), (ii), or (iii) above will not constitute a “Good Reason” unless you give Parent written notice, within 60 calendar days after the occurrence of any such events that such circumstances constitute “Good Reason,” and Parent or the Company thereafter fails to cure such circumstances within 30 days after receipt of such notice. The termination of your employment with Parent or any of its affiliates for Cause shall preclude your resignation with Good Reason.

5.Coordination with Employment Agreement. Except as modified by this Offer Letter, your Employment Agreement shall remain in full force and effect in accordance with its terms and, following the Effective Time, Parent shall cause the Company to comply with the terms and conditions of the Employment Agreement, as modified by this Offer Letter. Notwithstanding the foregoing, your Employment Agreement (including the provisions of
Sections 5-7 thereof) shall expire upon the second anniversary of the Closing Date. You acknowledge and agree that the expiration of such Employment Agreement on the second anniversary of the Closing Date shall not constitute a termination without Cause or serve as the basis for a Good Reason termination thereunder.

6.Restrictive Covenants. Without limitation of the foregoing, and in consideration of Parent entering into the Offer Letter, you agree that you will not directly or indirectly at any time during your service with Parent or any of its affiliates and for two years following your termination of employment with Parent and any of its affiliates for any reason, (a) act as a proprietor, investor, director, officer, employee, stockholder, consultant, or partner in any business that directly or indirectly competes, at the relevant determination date, with Parent’s business or any of its affiliate’s business in any geographic area where Parent or any of its affiliates manufactures, produces, sells, leases, rents, licenses, or otherwise provides products or services, except that this section does not restrict you from investing in publicly-available mutual funds or exchange-traded funds; or (b) (i) solicit customers or clients of Parent or any of its affiliates to terminate their relationship with Parent or any of its affiliates or solicit those customers or clients to compete with any business of Parent or any of its affiliates or (ii) solicit or offer employment to any person who is, or has been at any time during the 12 months before your date of termination, employed by Parent or any of its affiliates.

7.	Certain Reductions in Payments.

(a)Anything in this Offer Letter or the Employment Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject you to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Offer Letter and the Employment Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that you would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that you would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, you shall receive all Agreement Payments to which you are entitled hereunder.

(b)If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, Parent shall promptly give you notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 7 shall be binding upon Parent, the Company, and you and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of your termination of employment. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Offer Letter and the Employment Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable, if applicable, shall be made by reducing the payments and benefits in the following order: (i) cash payments that may not be valued under Treas. Reg.
§ 1.280G-1, Q&A-24(c) (“Q&A-24(c)”), (ii) equity-based payments that may not be valued under Q&A-24(c), (iii) cash payments that may be valued under Q&A-24(c), (iv) equity-based payments that may be valued under Q&A-24(c), and (v) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the Accounting Firm’s determination. All reasonable fees and expenses of the Accounting Firm shall be borne solely by Parent.

(c)To the extent requested by you, Parent shall, and shall cause the Company to, cooperate with you in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by you (including, without limitation, your agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on, or after the date of a change in ownership or control of the Company (within the meaning of Treas. Reg. § 1.280G-1, Q&A-2(b)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Treas. Reg. § 1.280G-1, Q&A-9 and Q&A-40 to Q&A-44 and/or exempt from the definition of the term “parachute payment” within the meaning of Treas. Reg. § 1.280G-1, Q&A-2(a) in accordance with Treas. Reg. § 1.280G-1, Q&A-5(a).

(d)The following terms shall have the following meanings for purposes of this Section 7:

“Accounting Firm” means a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company and approved by Parent prior to the Merger for purposes of making the applicable determinations hereunder, which firm shall not, without your consent, be a firm serving as accountant or auditor for Parent.

“Net After-Tax Receipt” means the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to you in the relevant tax year(s).

“Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

“Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to you or for your benefit, whether paid or payable pursuant to this Offer Letter, the Employment Agreement, or otherwise.
“Safe Harbor Amount” means 2.99 times your “base amount,” within the meaning of Section 280G(b)(3) of the Code.

8.Miscellaneous. This Offer Letter, together with your Employment Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Offer Letter may not be amended or modified except by an agreement in writing signed by you and Parent. This Offer Letter shall be binding upon any successor of Parent or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that Parent would be obligated under this Offer Letter if no succession had taken place. The term “Parent,” as used in this letter, shall mean Parent as defined above and any successor or assignee to the business or assets that by reason hereof becomes bound by this Offer Letter. This Offer Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to conflict of law rules.

9.Pre-Employment Screening. Between the date hereof and the Closing Date, Parent’s Chief Executive Officer will determine in good faith consultation with you the appropriate background and other pre-employment screening criteria applicable to you and other Company employees.

*    *    *    *

We look forward to a promising future as a combined entity and believe this opportunity will result in a mutually beneficial and rewarding relationship. If you have any questions, please feel free to contact me.

[Signature Page Follows]

Please acknowledge your agreement to the terms of this Offer Letter by your signature below.

Sincerely,

FIRST DATA CORPORATION

By:     /s/ Anthony S. Marino
Name:     Anthony S. Mario
Title:     Executive Vice President and
Head of Human Resources

ACCEPTED AND AGREED:

/s/ Jeffrey Shanahan
Jeffrey Shanahan

CARDCONNECT, LLC
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of July 29, 2016, by and between FinTech Acquisition Corp., a Delaware corporation (“Parent”), CardConnect, LLC (f/k/a Financial Transaction Services, LLC), a Delaware limited liability company and indirect wholly-owned subsidiary of Parent (the “Company”), and Jeffrey Shanahan (“Executive”).

WHEREAS, effective as of the date hereof, FTS Holding Corporation, the Company’s parent corporation, merged with and into FinTech Merger Sub, Inc. (the “Merger”), a wholly-owned subsidiary of Parent, and the entity surviving the merger changed its name to FTS Holding Corporation (“FTS”);

WHEREAS, in connection with the Merger, the Company and the Executive desire to modify certain terms of the Employment Agreement between such parties dated as of September 15, 2010 (the “Original Employment Agreement”); and

WHEREAS, this Agreement amends and restates in its entirety the Original Employment Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Employment. Parent and the Company shall employ Executive, and Executive hereby accepts employment with Parent and the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4 hereof (the “Employment Period”).

2.     Position and Duties.

(a)     During the Employment Period, Executive shall serve as the President and Chief Executive Officer of Parent, the Company and their Subsidiaries (as defined below) and shall have the normal duties, responsibilities, and authority of an executive serving in such position subject to the direction of Parent’s board of directors (the “Board”).

(b)     Executive shall report to the Board and shall devote his best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Parent, the Company and their Subsidiaries. Executive shall perform his duties, responsibilities and functions to Parent, the Company and their Subsidiaries hereunder in good faith and to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with Parent’s, the Company’s and their Subsidiaries’ policies and procedures in all material respects. So long as Executive is employed by Parent or the Company, Executive shall not, without the prior written consent of the Board (which consent shall not be unreasonably withheld), accept other employment or perform other services for compensation; provided, that Executive may (i) serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not materially interfere with Executive’s services and obligations hereunder, and (ii) make and manage personal investments of his choice so long as such activities do not materially interfere with Executive’s services and obligations hereunder.

(c)     Executive shall perform his duties hereunder at the Company’s office in King of Prussia, Pennsylvania. It is understood that Executive shall undertake such business travel as reasonably required by Parent or the Company to perform his duties and responsibilities.

(d)     For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by Parent or the Company, directly or through one of more Subsidiaries

3.     Compensation and Benefits.

(a)     During the Employment Period, Executive’s base salary shall be five hundred thousand dollars ($500,000) per annum, subject to increase as approved by Parent’s compensation committee (the “Base Salary”), which salary shall be payable by Parent in regular installments in accordance with Parent’s general payroll practices (in effect from time to time). In addition, during the Employment Period, Executive shall be entitled to participate in all of Parent and the Company’s vacation, paid holidays, medical and other employee benefit programs for which members of Parent, the Company and their Subsidiaries’ executive management team are generally eligible. Executive shall be entitled to six (6) weeks of paid time off each calendar year, which if not taken during any year may not be carried forward to any subsequent year and no compensation shall be payable in lieu thereof, except as otherwise required by law.

(b)     During the Employment Period, Parent shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing his duties and responsibilities under this Agreement which are consistent with Parent’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Parent’s requirements with respect to reporting and documentation of such expenses, provided that Executive shall be entitled to travel business class on all flights taken by Executive in the course of performing his duties and responsibilities under this Agreement.

(c)     All expenses or other reimbursements under this Agreement which would be deemed taxable income to the Executive shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. Any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)     In addition to the Base Salary, Executive shall be eligible to receive, in respect of each full calendar year, subject to his continued employment through the last day of each calendar year and at the discretion of Parent’s compensation committee (except as otherwise provided herein), a bonus based on the performance of the Company, as measured by the Company’s achievement of certain target(s) approved by Parent’s compensation committee (the “Annual Bonus”). During the Employment Period, Executive’s target Annual Bonus shall not be less than sixty percent (60%) of the Base Salary. The amount of the Annual Bonus for the 2016 calendar year shall be determined in accordance with the terms and conditions of the annual incentive plan under which Executive participated immediately prior to the Merger. All amounts payable pursuant to this subsection shall be payable in cash to Executive within fourteen (14) days following completion of the annual accounting audit of Parent and the Company, but in any event no later than the fifteenth (15th) day of the third month following the fiscal year in respect of which such payment is earned or as soon as administratively practicable within the meaning of Code Section 409A (as defined below).

(e)     As soon as practicable after the consummation of the Merger, Executive shall be granted equity compensation in the form of nonqualified stock options (the “Options”) pursuant to the equity compensation plan to be adopted by Parent (or its successor) in connection with the Merger (the “Equity Plan”), to purchase a number of shares of common stock of the Parent (or its successor) equal to 33.3% of the total shares authorized for issuance under the Equity Plan at an exercise price equal to the fair market value of such shares on the grant date. The Options shall be issued pursuant to the terms and conditions of the Equity Plan and the terms and conditions of the Options shall be consistent with similar equity-based compensation awards granted to similarly-situated senior executives of Parent; provided, however, that (i) the Options shall vest and become exercisable in four equal annual installments beginning on the first anniversary of the date hereof, except that the Options shall become fully vested and exercisable (A) if the Employment Period is terminated by Parent without Cause or by Executive with Good Reason or (B) upon a “change of control” (as such term is defined in the Equity Plan) and (ii) the scheduled expiration date of the Options shall be 10 years from the grant date of the Options.

4.     Term.

(a)     The Employment Period shall end on the fifth (5th) anniversary of the date hereof and shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one-year periods beginning on such fifth (5th) anniversary unless either party notifies the other no later than sixty (60) days prior to the end of the then current term that it does not wish to renew the Agreement; provided, that (i) the Employment Period shall terminate immediately upon Executive’s resignation with Good Reason or without Good Reason, death or Disability, and (ii) the Employment Period may be terminated by Parent at the sole discretion of the Board at any time for Cause or without Cause. Any termination of the Employment Period by Parent shall be effective as specified in a written notice from Parent to Executive.

(b)     If the Employment Period is terminated by Parent without Cause (other than as a result of Executive’s Disability) or by Executive with Good Reason, Executive shall be entitled to (i) a lump sum cash payment within fourteen (14) days following the date of his termination of employment equal to the sum of (A) his accrued but unused vacation, (B) Base Salary payable through the date of termination, (C) any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year, (D) the target Annual Bonus for the year in which the Employment Period was terminated, to the extent it would have been payable to Executive under Section 3(d), prorated on the basis of the number of full days of service rendered by Executive during such year, and (E) any unreimbursed business expenses that are reimbursable in accordance with Section 3(b), and (ii) an amount equal to twenty-four (24) months of Executive’s Base Salary, less applicable withholdings and deductions, such amount payable in regular installments in accordance with Parent’s normal payroll practices at the time of termination over a period of twenty-four (24) months commencing on the date the Employment Period is terminated (the “Severance Period”), in each case if and only if Executive has executed and delivered to Parent and the Company the Parent’s standard, general release in form and substance satisfactory to the Board (the “Release”) within thirty (30) days of such termination and only so long as Executive has not revoked or breached the provisions of such Release or breached the provisions of Sections 5, 6 and 7 hereof during the Severance Period. Executive shall forfeit all rights to payment under clause (ii) of this Section 4(b) unless the Release is signed and delivered (and no longer subject to revocation, if applicable) within thirty (30) days following the date of Executive’s termination of employment. Subject to the provisions of Section 24, if the general release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then payments under clause (ii) of this Section 4(b) shall be made or commence upon the thirtieth (30th) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue in accordance with Parent’s payroll practices at the time of termination. In addition, if Executive elects to continue and pays his health insurance coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), following the termination of Executive’s employment, then Parent shall pay or reimburse Executive for the portion of the monthly premium under COBRA for such coverage in excess of the portion paid by active employees for similar coverage until the earliest of (x) the expiration of the Severance Period and (y) the date Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment.

(c)     If the Employment Period is terminated (i) by Parent for Cause, (ii) due to Executive’s death or Disability, or (iii) by Executive’s resignation without Good Reason, Executive shall be entitled to receive his Base Salary through the date of such termination, any accrued but unused vacation, any accrued but unpaid bonus or incentive compensation earned by Executive for a prior fiscal year, and unreimbursed business expenses that are reimbursable in accordance with Section 3(b), all of which shall be payable in a lump sum cash payment within fourteen (14) days following the date of his termination of employment.

(d)     Except as otherwise expressly provided herein, Executive shall not be entitled to any other salary, bonuses, employee benefits or compensation from Parent, the Company or their Subsidiaries after the termination of the Employment Period and all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination of the Employment Period (other than vested retirement or other benefits accrued on or prior to the termination of the Employment Period (including, without limitation, any vested rights under the Equity Plan (and any successor plans)) or other amounts owing hereunder as of the date of such termination that have not yet been paid) shall cease upon such termination, other than those expressly required under applicable law (such as COBRA).

(e)     Parent, the Company and their Subsidiaries may offset any amounts Executive owes Parent, the Company or such Subsidiaries against any amounts Parent, the Company or such Subsidiaries, as applicable, owes Executive hereunder, except as provided in Section 24(e) or under applicable law.

(f)     For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) the conviction of, or plea of no contest by, Executive with respect to a felony or other crime involving moral turpitude offense if, and only if, it is determined by the Board that such event has occurred and merits termination of the Executive’s employment pursuant to this Agreement, (ii) the commission of any other act or omission by Executive involving misappropriation, embezzlement, dishonesty, theft or fraud with respect to Parent, the Company or any of their Subsidiaries or any of their business relationships, (iii) Executive’s illegal possession of a controlled substance, use of illegal drugs or repetitive abuse of alcohol or other behavior which materially interferes with the performance of his duties to Parent, the Company or any Subsidiary or which compromises the integrity and reputation of Executive, Parent, the Company or any Subsidiaries, (iv) Executive’s failure to substantially perform material duties as reasonably directed by the Board in accordance with this Agreement continuing beyond thirty (30) days’ prior written notice of such failure, (v) Executive’s willful act or omission aiding or abetting a competitor of Parent, the Company or any of their Subsidiaries to the material disadvantage or detriment of Parent, the Company and their Subsidiaries, (vi) Executive’s willful failure to comply in all material respects with Parent and the Company’s material policies, procedures and guidelines, including corporate governance and human relations policies, and applicable laws with respect to Parent’s and the Company’s business operations, (vii) Executive’s breach of fiduciary duty, gross negligence or willful misconduct with respect to Parent, the Company or any of their Subsidiaries, or (viii) any other material breach by Executive of this Agreement which is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to Executive. For purposes of clauses (v), (vi) and (vii) above, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Parent or the Company.

(g)     The Executive’s “Disability” shall be deemed to have occurred only if, as a result of his incapacity due to physical or mental illness, Executive is considered disabled under the Company’s or Parent’s long-term disability insurance plans.

(h)     For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with Parent or the Company prior to the end of the Employment Period as a result of one or more of the following reasons: (i) any material breach by Parent or the Company of this Agreement including a reduction in Executive’s Base Salary or target Annual Bonus opportunity or a material reduction in Executive’s employee benefits in the aggregate under this Agreement, (ii) a material reduction or diminution of Executive’s duties, authority or responsibilities (including any change in his reporting requirements), or (iii) a material change in Executive’s principal place of employment to a location more than 25 miles outside of King of Prussia, Pennsylvania. Notwithstanding the above, the occurrence of any of the events described in (i), (ii) or (iii) above will not constitute a “Good Reason” unless Executive gives Parent written notice, within sixty (60) calendar days after the occurrence of any such events that such circumstances constitute “Good Reason,” and Parent or the Company thereafter fails to cure such circumstances within 30 days after receipt of such notice. The termination of the Employment Period for Cause shall preclude Executive’s resignation with Good Reason.

(i)     Executive shall not be required to mitigate the severance benefits contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such severance benefits.

5.     Confidential Information.

(a)     Executive acknowledges that the continued success of Parent, the Company and their Subsidiaries and affiliates, depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to Parent’s, the Company’s or their Subsidiaries’ or affiliates’ current or potential business, and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by him whether before or after the date of this Agreement concerning the business and affairs of Parent, the Company and their Subsidiaries and affiliates, information concerning acquisition opportunities in or reasonably related to Parent, the Company’s or their Subsidiaries’ or affiliates’ business or industry of which Executive becomes aware, the persons or entities that are current, former or prospective business relations, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales agents, new and existing programs and services, prices and terms, merchant service, integration processes, requirements and costs of providing service, support and equipment. Therefore,

Executive agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions to act, or (ii) is required to be disclosed pursuant to any applicable law or court order. Executive agrees to deliver to Parent at the end of the Employment Period, or at any other time the Board may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of Parent, the Company or their Subsidiaries or affiliates (including, without limitation, all Confidential Information) that he may then possess or have under his control.

(b)     During the Employment Period, Executive shall not use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Executive has an obligation of confidentiality, and shall not bring onto the premises of Parent, the Company or their Subsidiaries or affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or person. Executive shall use in the performance of his duties only information that is (i) generally known and used by persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by Parent, the Company or their Subsidiaries or affiliates, or (iii) in the case of materials, property or information belonging to any former employer or other person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. If at any time during employment with Parent, the Company or any Subsidiary, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers or other persons, Executive shall immediately advise the Board so that Executive’s duties can be modified appropriately.

(c)     Executive shall immediately notify the Board of any intended or unintended, unauthorized disclosure or use of any trade secrets or Confidential Information by Executive or any other person or entity of which Executive becomes aware. Executive shall cooperate fully with the Company in the procurement of any protection of Parent or the Company’s rights to or in any of the trade secrets or Confidential Information.

(d)     Executive understands that Parent, the Company and their Subsidiaries and affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Parent’s, the Company’s and their Subsidiaries’ and affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of Parent, the Company or their Subsidiaries and affiliates who need to know such information in connection with their work for Parent, the Company or such Subsidiaries and affiliates) or use, except in connection with his work for Parent, the Company or their Subsidiaries and affiliates, Third Party Information unless expressly authorized by the Board’s written consent.

6.     Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Parent’s, the Company’s or any of their Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by Parent, the Company or any Subsidiary, whether before or after the date of this Agreement (“Work Product”), shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and belong exclusively to Parent, the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board and, at Parent’s expense, perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such title and ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.     Non-Compete, Non-Solicitation.

(a)     In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with Parent, the Company and their Subsidiaries (including predecessors of such entities) Executive has and shall become familiar with Parent’s, the Company’s and their Subsidiaries’ trade secrets and with other Confidential Information concerning Parent, the Company and their Subsidiaries and affiliates and that his services have been and shall be of special, unique and extraordinary value to Parent, the Company and their Subsidiaries and affiliates, and, therefore, Executive agrees that, during the Employment Period and for twenty four (24) months thereafter (the “Noncompete Period”), Executive shall not directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which (i) is engaged in the business of developing, marketing, licensing and maintaining payment, security and encryption software solutions, including payment acceptance, authorization, settlement and reconciliation of funds functionality or (ii) provides payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products, or services which are similar to or compete with any other products or services of Parent, the Company or any of their Subsidiaries (or any products or services Parent, the Company or any of their Subsidiaries are currently in the process of developing), as of the expiration date or earlier termination of the Employment Period, anywhere within the United States of America (any of the foregoing, a “Competitive Activity”). For purposes of this Agreement, “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided, that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than two (2)% of the stock of a publicly-traded corporation. Executive agrees that the aforementioned covenant is reasonable with respect to its duration, geographical area and scope. In particular, Executive acknowledges and agrees that the geographic scope of this restriction is necessary to protect the goodwill and Confidential Information of Parent, the Company and their Subsidiaries.

(b)     During the Employment Period and for twenty-four (24) months thereafter, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of Parent, the Company or any Subsidiary to leave the employ of Parent, the Company or such Subsidiary, or in any way interfere with the relationship between Parent, the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of Parent, the Company or any Subsidiary at any time during the twelve (12) months preceding such hiring, (iii) induce or attempt to induce any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary to cease doing business with Parent, the Company or such Subsidiary, or in any way interfere with the relationship between any such merchant, agent, independent sales organization, or other business relation and Parent, the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications about Parent, the Company or their Subsidiaries) or (iv) service, engage in business with or provide products or services to any merchant, agent, independent sales organization, or other business relation of Parent, the Company or any Subsidiary with respect to any product or service provided or rendered by Parent, the Company or any of their Subsidiaries or which Parent, the Company or any of their Subsidiaries is in the process of developing, as of the expiration date or earlier termination of the Employment Period. For purposes of this Section 7(b), the term “employee” shall include consultants and independent contractors of Parent, the Company and their Subsidiaries.

(c)     If, at the time of enforcement of Section 5, 6 or 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this Section 7 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.

(d)     In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, Parent and the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, each of Parent and the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this Section 7, the Noncompete Period or other restricted period shall be tolled until such breach or violation has been duly cured.

8.     Executive’s Representations. Executive hereby represents and warrants to Parent and the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by Parent and the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and agrees that Executive is not entitled to receive any payments pursuant to Section 4 of the Original Employment Agreement in connection with Executive’s execution and delivery of this Agreement and the amendment and restatement of the Original Employment Agreement. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9.     Survival. Sections 4 through 24 (other than Section 22) shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

10.     Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, delivered by certified mail (return receipt requested), sent by reputable overnight courier service (charges prepaid), delivered by means of electronic mail (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day), or transmitted by facsimile (transmission confirmed) to the address, facsimile number or electronic mail address set forth below or at any address listed in the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, sent by facsimile (with receipt confirmed) or electronic mail on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day), three (3) days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

Notices to Executive:
Jeffrey Shanahan
1000 Continental Drive
Suite 300
King of Prussia, PA 19406
Facsimile: (216) 682-2416

Notices to Parent or the Company:
CardConnect, LLC
1000 Continental Drive
Suite 300
King of Prussia, PA 19406
Attention: Board of Directors
Facsimile: (216) 682-2401

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, mailed or faxed.

11.     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.     Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Nothing contained herein shall diminish or abrogate (i) Executive’s rights under any indemnification agreements between Parent, the Company or any of their Subsidiaries on the one hand, and Executive on the other, (ii) the provisions of any such entity’s charter, bylaws, memorandum and articles of association, agreement, policies, resolutions or similar documents or statements which provide for indemnification, advancement of expenses, or contribution, or relieve Executive from fiduciary duties or standards of care, (iii) any agreement with a third party, or (iv) Executive’s rights under any insurance policy or similar arrangement.

13.     No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.     Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.     Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement). This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by Executive. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as otherwise expressly provided in this Section 15.

16.     Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

17.     Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause or, except as otherwise stated herein, Executive’s right to terminate this Agreement for Good Reason) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18.     Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

19.     Taxes. Parent, the Company and their Subsidiaries shall be entitled to deduct or withhold from any amounts owing from Parent, the Company or any of their Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments from Parent, the Company or any of their Subsidiaries or Executive’s ownership interest in Parent or the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

20.     Dispute Resolution. Except with respect to disputes or claims under Sections 5, 6 or 7 hereof (which may be pursued in any court of competent jurisdiction and with respect to which each party shall bear the cost of its own attorney’s fees and expenses except as otherwise required by applicable law), this Agreement and the rights of any and all parties hereto pursuant hereto shall be settled by arbitration in Philadelphia, Pennsylvania, before three (3) arbitrators pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “Association”). Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 20. Each of the parties hereto shall select one (1) arbitrator within twenty (20) days after the date of the notice referred to above and the third arbitrator shall be a state or federal court judge selected by the two arbitrators appointed by the parties hereto, but if the two arbitrators do not so agree within twenty (20) days after their selection by the parties hereto, the selection shall be made pursuant to the rules of, and from the panels of arbitrators maintained by, the Association. Any award rendered by the arbitrators shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrators against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, the resolution of such dispute shall be subject to the other provisions of this Agreement. Nothing contained in this Section 20 shall prevent the parties from settling any dispute by mutual agreement at any time.

21.     Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

22.     Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of providing payment processing services to merchants (provided directly and indirectly through independent sales organizations and agents) and related operations, including, but not limited to, facilitating the exchange of information and funds between merchants and cardholders’ financial institutions, providing end-to-end electronic payment processing services to merchants, including merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support and risk management or provides products at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

23.     Executive’s Cooperation. During the Employment Period and for one (1) year thereafter, Executive shall, subject to the Company reimbursing Executive for out-of-pocket expenses, cooperate with Parent, the Company and their Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

24.     Section 409A Compliance.

(a)     The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)     A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)     Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i)     With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii)     To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d)     For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)     Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

25.     Legal Fees Associated with this Agreement. Following the closing of the Merger, Parent shall reimburse Executive for the documented legal fees and expenses of Executive’s counsel in connection with the review, negotiation, drafting and finalization of this Agreement in an amount not to exceed twenty thousand dollars ($20,000).

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the date first written above.

FINTECH ACQUISITION CORP.

/s/ Daniel Cohen
By:	Daniel Cohen
Its:	Chief Executive Officer and President

CARDCONNECT, LLC

By:	/s/ Jeffrey Shanahan
Its:	Chief Executive Officer and President

/s/ Jeffrey Shanahan
Jeffrey Shanahan